EXHIBIT 99.1

                                  PRESS RELEASE

                ROLLTECH, INC. ANNOUNCES COMMENCEMENT OF BUSINESS

                               September 10, 2003

NEW YORK - Rolltech, Inc. (OTCBB: RLTE) is pleased to announce that it has established a wholly owned subsidiary, named Victoria Resources, Inc., in the State of New York for the purpose of carrying on business in the resource sector. Rolltech resolved to appoint Albert Abdouline as president and sole director of Victoria Resources, Inc.

Upon a careful consideration of various alternatives, Rolltech has made a determination to engage in lumber trading, harvesting and processing business. Rolltech will conduct all business in lumber through Victoria Resources as its operating subsidiary. Initially, the Company plans to purchase lumber in Siberia and trade locally. The Company has also entered into negotiations with potential buyers in Europe, North America and Far East to explore export possibilities.

Rolltech is also pleased to announce that it has completed a private placement debt financing of US$310,000 (three hundred and ten thousand dollars) from certain shareholders in Rolltech. The proceeds will be used primarily for lumber purchasing and certain corporate expenses. This brings the total amount owed to shareholders US$527,000 (five hundred and twenty seven thousand dollars). Rolltech has agreed to grant such shareholders an option without time limit to convert all or part of the debt owed to them by Rolltech and/or it's wholly owned subsidiaries into Rolltech's common stock at the set conversion price of US$0.10 (ten US cents) per share. The conversion price shall not be subject to adjustment for stock splits and/or reverse splits that may occur prior to such conversion.

Any forward-looking statement in this press release is made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that actual results may differ substantially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, economic and political factors, product prices and changes in international and local markets, as well as the inherent risks of the mining related business.

                                      -30-

For additional information please contact Roman Livson (212) 973-0063


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